Exhibit 99.1

South Plains Financial, Inc. Reports Third Quarter 2025 Financial Results
LUBBOCK, Texas, October 23, 2025 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended September 30, 2025.
Third Quarter 2025 Highlights
●	Net income for the third quarter of 2025 was $16.3 million, compared to $14.6 million for the second quarter of 2025 and $11.2 million for the third quarter of 2024.
●	Diluted earnings per share for the third quarter of 2025 was $0.96, compared to $0.86 for the second quarter of 2025 and $0.66 for the third quarter of 2024.
●	Average cost of deposits for the third quarter of 2025 was 210 basis points, compared to 214 basis points for the second quarter of 2025 and 247 basis points for the third quarter of 2024.
●	Net interest margin, on a tax-equivalent basis, was 4.05% for the third quarter of 2025, compared to 4.07% for the second quarter of 2025 and 3.65% for the third quarter of 2024.
●	Return on average assets for the third quarter of 2025 was 1.47%, compared to 1.34% for the second quarter of 2025 and 1.05% for the third quarter of 2024.
●	Tangible book value (non-GAAP) per share was $28.14 as of September 30, 2025, compared to $26.70 as of June 30, 2025 and $25.75 as of September 30, 2024.
●	The consolidated total risk-based capital ratio, common equity tier 1 risk-based capital ratio, and tier 1 leverage ratio at September 30, 2025 were 17.34%, 14.41%, and 12.37%, respectively.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “We delivered strong third quarter results highlighted by solid earnings growth as we continued to experience net interest income expansion supported by our low cost, community-based deposit franchise. The credit quality of our loan portfolio also continued to improve as did our return on average assets. Our results demonstrate the strong foundation that we have purposefully built. We have added exceptional talent across the Bank while also making the necessary investments in our technology platform that positions South Plains to efficiently scale our operations as we grow. I believe the Bank is firmly positioned to accelerate our asset growth through both organic expansion and accretive M&A opportunities. While we have been experiencing higher than normal paydowns which has proved a headwind to loan growth, we expect an acceleration in growth next year aided by the expansion of our lending platform where we expect to further increase our lending team by up to 20%. We continue to engage in discussions with potential target banks in our core markets although we are only interested in acquiring a bank that fits our conservative nature and overall culture, and meets our strict criteria for a deal. As a result, we will only do a deal that makes sense for the Bank and our shareholders.”
Results of Operations, Quarter Ended September 30, 2025
Net Interest Income
Net interest income was $43.0 million for the third quarter of 2025, compared to $42.5 million for the second quarter of 2025 and $37.3 million for the third quarter of 2024. Net interest margin, calculated on a tax-equivalent basis, was 4.05% for the third quarter of 2025, compared to 4.07% for the second quarter of 2025 and 3.65% for the third quarter of 2024. The average yield on loans was 6.92% for the third quarter of 2025, compared to 6.99% for the second quarter of 2025 and 6.68% for the third quarter of 2024. The average cost of deposits was 210 basis points for the third quarter of 2025, which is 4 basis points lower than the second quarter of 2025 and 37 basis points lower than the third quarter of 2024. Loan interest income for the third quarter of 2025 included $640 thousand in interest and fees recognized related to the resolution of credit workouts. This amount positively impacted the net interest margin by 6 basis points and the loan yield by 8 basis points during the third quarter of 2025. There was a recovery of $1.7 million in interest during the second quarter of 2025, related to the full repayment of a loan that had previously been on nonaccrual. This recovery positively impacted the net interest margin by 17 basis points and the loan yield by 23 basis points during the second quarter of 2025.
Interest income was $64.5 million for the third quarter of 2025, compared to $64.1 million for the second quarter of 2025 and $61.6 million for the third quarter of 2024. Interest income increased $385 thousand in the third quarter of 2025 from the second quarter of 2025, which was primarily comprised of an increase of $343 thousand in interest income on other earning assets. The increase in interest income on other earning assets was mainly due to an increase of $32.8 million in average other interest-earning assets during the third quarter of 2025. Interest income increased $2.9 million in the third quarter of 2025 compared to the third quarter of 2024. This increase was primarily due to the $640 thousand of loan interest and fees and an increase of average loans of $23.6 million and higher loan interest rates during the period, resulting in growth of $2.4 million in loan interest income.

Interest expense was $21.5 million for the third quarter of 2025, compared to $21.6 million for the second quarter of 2025 and $24.3 million for the third quarter of 2024. Interest expense decreased $131 thousand compared to the second quarter of 2025 and decreased $2.8 million compared to the third quarter of 2024. The $2.8 million decrease was primarily a result of a 49 basis point decline in the cost of interest-bearing deposits, partially offset by an increase of $71.5 million in average interest-bearing deposits in the third quarter of 2025 as compared to the third quarter of 2024.
Noninterest Income and Noninterest Expense
Noninterest income was $11.2 million for the third quarter of 2025, compared to $12.2 million for the second quarter of 2025 and $10.6 million for the third quarter of 2024. The decrease from the second quarter of 2025 was primarily due to a decrease of $1.0 million in mortgage banking revenues, mainly as a result of the change in the fair value adjustment of the mortgage servicing rights assets – a write-down of $925 thousand in the third quarter of 2025 compared to a write-down of $156 thousand in the second quarter of 2025 – as interest rates that affect the value declined in the third quarter of 2025. The increase in noninterest income for the third quarter of 2025 as compared to the third quarter of 2024 was primarily due to an increase of $685 thousand in mortgage banking revenues, mainly as a result of the change in the fair value adjustment of the mortgage servicing rights assets – a write-down of $925 thousand in the third quarter of 2025 compared to a write-down of $2.1 million in the third quarter of 2024 – as interest rates that affect the value declined in the third quarter of 2025.
Noninterest expense was $33.0 million for the third quarter of 2025, compared to $33.5 million for the second quarter of 2025 and $33.1 million for the third quarter of 2024. The $519 thousand decrease from the second quarter of 2025 was largely the result of a decrease of $581 thousand in professional service expenses related primarily to consulting on technology projects and initiatives. The $104 thousand decrease in noninterest expense for the third quarter of 2025 as compared to the third quarter of 2024 was largely the result of a decrease in professional service expenses of $514 thousand and a decrease of $258 thousand in other noninterest expenses, partially offset by an increase of $616 thousand in personnel expenses, mainly a result of annual salary adjustments. The $514 thousand decrease in professional service expense was mainly due to higher legal expense as well as consulting related to technology projects in the third quarter of 2024.
Loan Portfolio and Composition
Loans held for investment were $3.05 billion as of September 30, 2025, compared to $3.10 billion as of June 30, 2025 and $3.04 billion as of September 30, 2024. The decrease of $45.5 million, or 1.5%, during the third quarter of 2025 as compared to the second quarter of 2025 occurred primarily as a result of a decrease of $46.5 million in multi-family property loans mainly due to the payoff of two loans totaling $39.6 million, partially offset by organic loan growth. As of September 30, 2025, loans held for investment were essentially unchanged as compared to September 30, 2024.
Deposits and Borrowings
Deposits totaled $3.88 billion as of September 30, 2025, compared to $3.74 billion as of June 30, 2025 and $3.72 billion as of September 30, 2024. Deposits increased by $142.2 million, or 3.8%, in the third quarter of 2025 from June 30, 2025. Deposits increased by $161.8 million, or 4.3%, at September 30, 2025 as compared to September 30, 2024. Noninterest-bearing deposits were $1.05 billion as of September 30, 2025, compared to $998.8 million as of June 30, 2025 and $998.5 million as of September 30, 2024. Noninterest-bearing deposits represented 27.0% of total deposits as of September 30, 2025. The quarterly and year-over-year changes in total deposits were due to organic growth in both retail and commercial deposits.
On September 30, 2025, the Company redeemed $50 million in subordinated debt. The subordinated debt was at the end of the initial five-year fixed rate period. After the expiration of the fixed rate period, the subordinated debt would have reset quarterly at a higher variable interest rate as well as being subject to a reduction in regulatory capital treatment.
Asset Quality
The Company recorded a provision for credit losses in the third quarter of 2025 of $500 thousand, compared to $2.5 million in the second quarter of 2025 and $495 thousand in the third quarter of 2024. The decrease in provision for the third quarter of 2025 as compared to the second quarter of 2025 was largely attributable to a decrease in specific reserves, decreased loan balances, and overall improved credit quality.
The ratio of allowance for credit losses to loans held for investment was 1.45% as of September 30, 2025, compared to 1.45% as of June 30, 2025 and 1.41% as of September 30, 2024.

The ratio of nonperforming assets to total assets was 0.26% as of September 30, 2025, compared to 0.25% as of June 30, 2025 and 0.59% as of September 30, 2024. Annualized net charge-offs were 0.16% for the third quarter of 2025, compared to 0.06% for the second quarter of 2025 and 0.11% for the third quarter of 2024.

Capital
Book value per share increased to $29.41 at September 30, 2025, compared to $27.98 at June 30, 2025. The change was primarily driven by $13.7 million of net income after dividends paid and by an increase in accumulated other comprehensive income of $9.1 million. The ratio of tangible common equity to tangible assets (non-GAAP) increased 27 basis points to 10.25% at September 30, 2025.
Conference Call
South Plains will host a conference call to discuss its third quarter 2025 financial results today, October 23, 2025, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.
A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13756126. The replay will be available until November 6, 2025.
About South Plains Financial, Inc.
South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.
Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.
We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.
A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.
Available Information
The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.
The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; slower economic growth rates or potential recession in the United States and our market areas; the impacts related to or resulting from uncertainty in the banking industry as a whole; increased competition for deposits in our market areas among traditional and nontraditional financial services companies, and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; changes in unemployment rates in the United States and our market areas; adverse changes in customer spending, borrowing and savings habits; declines in commercial real estate values and prices; a deterioration of the credit rating for U.S. long-term sovereign debt or the impact of uncertain or changing political conditions, including federal government shutdowns and uncertainty regarding United States fiscal debt, deficit and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events, including as a result of the policies of the current U.S. presidential administration or Congress; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; potential costs related to the impacts of climate change; current or future litigation, regulatory examinations or other legal and/or regulatory actions; and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.
Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)
	As of and for the quarter ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Selected Income Statement Data:
Interest income	$64,520	$64,135	$59,922	$61,324	$61,640
Interest expense	21,501	21,632	21,395	22,776	24,346
Net interest income	43,019	42,503	38,527	38,548	37,294
Provision for credit losses	500	2,500	420	1,200	495
Noninterest income	11,165	12,165	10,625	13,319	10,635
Noninterest expense	33,024	33,543	33,030	29,948	33,128
Income tax expense	4,342	4,020	3,408	4,222	3,094
Net income	16,318	14,605	12,294	16,497	11,212
Per Share Data (Common Stock):
Net earnings, basic	$1.00	$0.90	$0.75	$1.01	$0.68
Net earnings, diluted	0.96	0.86	0.72	0.96	0.66
Cash dividends declared and paid	0.16	0.15	0.15	0.15	0.14
Book value	29.41	27.98	27.33	26.67	27.04
Tangible book value (non-GAAP)	28.14	26.70	26.05	25.40	25.75
Weighted average shares outstanding, basic	16,241,695	16,231,627	16,415,862	16,400,361	16,386,079
Weighted average shares outstanding, dilutive	16,990,546	16,886,993	17,065,599	17,161,646	17,056,959
Shares outstanding at end of period	16,247,839	16,230,475	16,235,647	16,455,826	16,386,627
Selected Period End Balance Sheet Data:
Cash and cash equivalents	$635,046	$470,496	$536,300	$359,082	$471,167
Investment securities	571,138	570,000	571,527	577,240	606,889
Total loans held for investment	3,053,503	3,098,978	3,075,860	3,055,054	3,037,375
Allowance for credit losses	44,125	45,010	42,968	43,237	42,886
Total assets	4,479,437	4,363,674	4,405,209	4,232,239	4,337,659
Interest-bearing deposits	2,831,642	2,740,179	2,826,055	2,685,366	2,720,880
Noninterest-bearing deposits	1,049,501	998,759	966,464	935,510	998,480
Total deposits	3,881,143	3,738,938	3,792,519	3,620,876	3,719,360
Borrowings	60,493	111,799	110,400	110,354	110,307
Total stockholders’ equity	477,802	454,074	443,743	438,949	443,122
Summary Performance Ratios:
Return on average assets (annualized)	1.47%	1.34%	1.16%	1.53%	1.05%
Return on average equity (annualized)	13.89%	13.05%	11.30%	14.88%	10.36%
Net interest margin (1)	4.05%	4.07%	3.81%	3.75%	3.65%
Yield on loans	6.92%	6.99%	6.67%	6.69%	6.68%
Cost of interest-bearing deposits	2.87%	2.91%	2.93%	3.12%	3.36%
Efficiency ratio	60.69%	61.11%	66.90%	57.50%	68.80%
Summary Credit Quality Data:
Nonperforming loans	$9,709	$10,463	$6,467	$24,023	$24,693
Nonperforming loans to total loans held for investment	0.32%	0.34%	0.21%	0.79%	0.81%
Other real estate owned	$1,827	$535	$600	$530	$973
Nonperforming assets to total assets	0.26%	0.25%	0.16%	0.58%	0.59%
Allowance for credit losses to total loans held for investment	1.45%	1.45%	1.40%	1.42%	1.41%
Net charge-offs to average loans outstanding (annualized)	0.16%	0.06%	0.07%	0.11%	0.11%

	As of and for the quarter ended
	September 30 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Capital Ratios:
Total stockholders’ equity to total assets	10.67%	10.41%	10.07%	10.37%	10.22%
Tangible common equity to tangible assets (non-GAAP)	10.25%	9.98%	9.64%	9.92%	9.77%
Common equity tier 1 to risk-weighted assets	14.41%	13.86%	13.59%	13.53%	13.25%
Tier 1 capital to average assets	12.37%	12.12%	12.04%	12.04%	11.76%
Total capital to risk-weighted assets	17.34%	18.17%	17.93%	17.86%	17.61%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)
	For the Three Months Ended
	September 30, 2025			September 30, 2024

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans (1)	$3,093,465	$53,935	6.92%	$3,069,900	$51,513	6.68%
Debt securities - taxable	498,302	4,638	3.69%	524,641	5,300	4.02%
Debt securities - nontaxable	155,028	1,080	2.76%	154,806	1,016	2.61%
Other interest-bearing assets	489,621	5,101	4.13%	336,887	4,032	4.76%

Total interest-earning assets	4,236,416	64,754	6.06%	4,086,234	61,861	6.02%
Noninterest-earning assets	167,437			172,922

Total assets	$4,403,853			$4,259,156

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,325,281	16,007	2.73%	$2,247,299	18,143	3.21%
Time deposits	424,788	3,918	3.66%	431,307	4,510	4.16%
Short-term borrowings	7	-	0.00%	3	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	63,534	835	5.21%	63,891	835	5.20%
Junior subordinated deferrable interest debentures	46,393	741	6.34%	46,393	858	7.36%

Total interest-bearing liabilities	2,860,003	21,501	2.98%	2,788,893	24,346	3.47%
Demand deposits	1,010,159			976,048
Other liabilities	67,753			63,661
Stockholders’ equity	465,938			430,554

Total liabilities & stockholders’ equity	$4,403,853			$4,259,156

Net interest income		$43,253			$37,515
Net interest margin (2)			4.05%			3.65%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)
	For the Nine Months Ended
	September 30, 2025			September 30, 2024

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans (1)	$3,087,530	$158,406	6.86%	$3,055,679	$151,031	6.60%
Debt securities - taxable	505,721	14,030	3.71%	537,425	16,096	4.00%
Debt securities - nontaxable	153,486	3,109	2.71%	155,489	3,062	2.63%
Other interest-bearing assets	444,473	13,707	4.12%	287,192	10,052	4.68%

Total interest-earning assets	4,191,210	189,252	6.04%	4,035,785	180,241	5.97%
Noninterest-earning assets	168,628			176,230

Total assets	$4,359,838			$4,212,015

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,318,134	47,408	2.73%	$2,251,569	53,792	3.19%
Time deposits	435,127	12,406	3.81%	399,646	12,153	4.06%
Short-term borrowings	9	-	0.00%	3	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	63,850	2,505	5.25%	63,845	2,505	5.24%
Junior subordinated deferrable interest debentures	46,393	2,209	6.37%	46,393	2,575	7.41%

Total interest-bearing liabilities	2,863,513	64,528	3.01%	2,761,456	71,025	3.44%
Demand deposits	978,426			964,829
Other liabilities	65,835			68,458
Stockholders’ equity	452,064			417,272

Total liabilities & stockholders’ equity	$4,359,838			$4,212,015

Net interest income		$124,724			$109,216
Net interest margin (2)			3.98%			3.61%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)
	As of
	September 30, 2025	December 31, 2024

Assets
Cash and due from banks	$56,071	$54,114
Interest-bearing deposits in banks	578,975	304,968
Securities available for sale	571,138	577,240
Loans held for sale	13,046	20,542
Loans held for investment	3,053,503	3,055,054
Less: Allowance for credit losses	(44,125)	(43,237)
Net loans held for investment	3,009,378	3,011,817
Premises and equipment, net	51,809	52,951
Goodwill	19,315	19,315
Intangible assets	1,265	1,720
Mortgage servicing rights	24,458	26,292
Other assets	153,982	163,280
Total assets	$4,479,437	$4,232,239

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,049,501	$935,510
Interest-bearing deposits	2,831,642	2,685,366
Total deposits	3,881,143	3,620,876
Short-term borrowings	-	—
Subordinated debt	14,100	63,961
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	59,999	62,060
Total liabilities	4,001,635	3,793,290
Stockholders’ Equity
Common stock	16,248	16,456
Additional paid-in capital	91,116	97,287
Retained earnings	421,542	385,827
Accumulated other comprehensive income (loss)	(51,104)	(60,621)
Total stockholders’ equity	477,802	438,949
Total liabilities and stockholders’ equity	$4,479,437	$4,232,239

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Interest income:
Loans, including fees	$53,928	$51,505	$158,384	$151,008
Other	10,592	10,135	30,193	28,567
Total interest income	64,520	61,640	188,577	179,575
Interest expense:
Deposits	19,925	22,653	59,814	65,945
Subordinated debt	835	835	2,505	2,505
Junior subordinated deferrable interest debentures	741	858	2,209	2,575
Other	-	-	-	-
Total interest expense	21,501	24,346	64,528	71,025
Net interest income	43,019	37,294	124,049	108,550
Provision for credit losses	500	495	3,420	3,100
Net interest income after provision for credit losses	42,519	36,799	120,629	105,450
Noninterest income:
Service charges on deposits	2,266	2,023	6,505	5,785
Mortgage banking activities	2,575	1,890	8,294	9,232
Bank card services and interchange fees	3,403	3,302	10,553	10,415
Other	2,921	3,420	8,603	9,321
Total noninterest income	11,165	10,635	33,955	34,753
Noninterest expense:
Salaries and employee benefits	19,413	18,767	58,562	56,954
Net occupancy expense	4,046	4,255	12,045	12,204
Professional services	1,293	1,807	4,897	5,028
Marketing and development	979	1,015	2,803	2,629
Other	7,293	7,284	21,290	20,815
Total noninterest expense	33,024	33,128	99,597	97,630
Income before income taxes	20,660	14,306	54,987	42,573
Income tax expense	4,342	3,094	11,770	9,353
Net income	$16,318	$11,212	$43,217	$33,220

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)
	As of
	September 30, 2025	December 31, 2024

Loans:
Commercial Real Estate	$1,035,903	$1,119,063
Commercial - Specialized	377,783	388,955
Commercial - General	629,256	557,371
Consumer:
1-4 Family Residential	592,578	566,400
Auto Loans	256,281	254,474
Other Consumer	63,727	64,936
Construction	97,952	103,855
Total loans held for investment	$3,053,480	$3,055,054

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)
	As of
	September 30, 2025	December 31, 2024

Deposits:
Noninterest-bearing deposits	$1,049,501	$935,510
NOW & other transaction accounts	1,291,756	498,718
MMDA & other savings	1,114,945	1,741,988
Time deposits	424,941	444,660
Total deposits	$3,881,143	$3,620,876

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)
	For the quarter ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Pre-tax, pre-provision income
Net income	$16,318	$14,605	$12,294	$16,497	$11,212
Income tax expense	4,342	4,020	3,408	4,222	3,094
Provision for credit losses	500	2,500	420	1,200	495

Pre-tax, pre-provision income	$21,160	$21,125	$16,122	$21,919	$14,801

	As of
	September 30, 2025	June 30, 2025	March 31, 2025		December 31, 2024		September 30, 2024
Tangible common equity
Total common stockholders’ equity	$477,802	$454,074	$	$ 443,743	$	$ 438,949	$	$ 443,122
Less: goodwill and other intangibles	(20,580)	(20,732)		(20,884)		(21,035)		(21,197)

Tangible common equity	$457,222	$433,342	$	$ 422,859	$	$ 417,914	$	$ 421,925

Tangible assets
Total assets	$4,479,437	$4,363,674	$	$ 4,405,209	$	$ 4,232,239	$	$ 4,337,659
Less: goodwill and other intangibles	(20,580)	(20,732)		(20,884)		(21,035)		(21,197)

Tangible assets	$4,458,857	$4,342,942	$	$ 4,384,325	$	$ 4,211,204	$	$ 4,316,462

Shares outstanding	16,247,839	16,230,475		16,235,647		16,455,826		16,386,627

Total stockholders’ equity to total assets	10.67%	10.41%		10.07%		10.37%		10.22%
Tangible common equity to tangible assets	10.25%	9.98%		9.64%		9.92%		9.77%
Book value per share	$29.41	$27.98		$27.33		$26.67		$27.04
Tangible book value per share	$28.14	$26.70		$26.05		$25.40		$25.75